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                                                                    EXHIBIT 99.1


                        3COM, ACCTON AND NATSTEEL CREATE
                        INDEPENDENT ANALOG MODEM COMPANY



                    NEW COMPANY TO ASSUME U.S. ROBOTICS NAME;
               INDEPENDENT OPERATIONS TO COMMENCE BY SEPT. 2, 2000


         SANTA CLARA, CALIF., -- June 7, 2000 -- 3Com Corporation (Nasdaq:
COMS) today announced the finalization of the analog modem strategic alliance previously announced on Mar. 20, 2000, between 3Com, Accton Technology Corporation and NatSteel Electronics. The new company created through this alliance will be called U.S. Robotics-Registered Trademark- and will assume 3Com's analog-only modem product lines and business, including U.S. Robotics and U.S. Robotics Courier-Registered Trademark- branded modems. U.S. Robotics will be headquartered in the Chicago area and will commence full operations by Sept. 2, 2000.

         With the analog modem business as its foundation, U.S. Robotics will identify new ways to build on the brand strength and superior product quality that has been the hallmark of U.S. Robotics branded products for more than 25 years. U.S. Robotics will develop and market a spectrum of Internet access solutions to suit a wide range of consumer, SOHO and corporate customers.

         "U.S. Robotics has been structured to take advantage of strong existing revenue streams, while leveraging new channels and business models to improve margins and foster innovation," said Paul Kim, vice president, Accton Technology, and U.S. Robotics board member. "Analog modem technology remains ubiquitous and market forecasts indicate continued volume growth for many years. An independent company is best suited to enhance the value of the market-leading U.S. Robotics modem brand."

         Approximately 250 3Com employees in engineering, marketing, sales and support will transfer from 3Com to U.S. Robotics. U.S. Robotics will have its own board of directors including members from 3Com, Accton and NatSteel.

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         "As a newly created independent company, U.S. Robotics will maximize its presence in the marketplace by fostering continued and significant innovation and enhancements to analog modem technology," said Tim Kattner, senior vice president, NatSteel Americas, and U.S. Robotics board member.

         3Com also announced in March 2000 its intent to form a strategic manufacturing alliance with NatSteel that included the sale of 3Com's manufacturing operations in Mount Prospect, Ill., to NatSteel. Additionally, the two companies announced intentions to form a supplier agreement in which NatSteel will continue to manufacture broadband modems and carrier-based, multi-services access platform equipment for 3Com. A definitive agreement between the two companies will be completed shortly.

         "The creation of U.S. Robotics is one more example of 3Com's transformation to actively focus resources on three distinct networking markets: consumers, commercial customers -- particularly small and medium-sized locations -- and network service providers," said Jef Graham, senior vice president of 3Com's Commercial and Consumer Networks Business. "By creating a separate, independent corporation with a singular focus, 3Com enhances U.S. Robotics' ability to adapt to market dynamics. The separation permits both 3Com and U.S. Robotics to pursue opportunities that best fit their respective strengths and to better serve their customers."


         About Accton Technology Corporation

         Accton Technology Corporation is a leading provider of ODM/OEM networking equipment delivering networking solutions to customers around the world. The Company has grown rapidly from a small group of dedicated engineers into a multinational organization with offices located around the world. Accton has experienced continued growth with annual growth rates ranging between 35% to 60%. Accton was formed in 1988 and was listed on the Taiwan Stock Exchange in 1995. Current market capitalization is approximately US$600 million. More details about Accton can be found on www.accton.com.tw.

         About NatSteel Electronics Ltd.

         NatSteel Electronics Ltd. (NEL) is the fifth largest electronic contract manufacturer in the world in terms of revenue and provides electronic manufacturing services to many of the world's technological leaders. The contract manufacturing services of NEL include printed circuit board assembly design and testing services, system and subsystem assembly of electronic products and logistic support for its customers. The NEL group has manufacturing operations in Asia, Mexico, USA and Hungary and sales offices in the USA and Europe. NEL was listed on the Stock Exchange of Singapore in October 1997 and has a current market capitalization of approximately in excess of S$3 billion. More details about NEL can be found on www.nel.com.sg.


         About 3Com Corporation

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         With more than 300 million customers worldwide, 3Com Corporation connects more people and organizations to information and each other in more innovative, simple and reliable ways than any other networking company. 3Com delivers web-enabled solutions to consumers, small- to medium-sized business locations and network service providers. For further information, visit 3Com's World Wide Web site at www.3com.com or the press site at www.3com.com/pressbox.



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